CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated May 26, 2015, with respect to the financial statements of Wells Fargo Advantage Specialized Technology Fund and Wells Fargo Advantage Utility and Telecommunications Fund  (collectively referred to as the Wells Fargo Advantage Specialty Funds), two of the funds comprising the Wells Fargo Funds Trust, as of March 31, 2015, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

We also consent to the use of our report dated May 27, 2015, with respect to the financial statements of Wells Fargo Advantage Precious Metals Fund, one of the funds collectively referred to as the Wells Fargo Advantage Specialty Funds and comprising the Wells Fargo Funds Trust, as of March 31, 2015, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

July 27, 2015